EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement made and entered into this 1st day of September 2011, by and between Nova Mining Corp. and Duncan Bain. The parties recite that:

      A. Employer is engaged in mining and exploration and maintains business premises at 2903 ½ Frank Gay Rd. Marcellus, New York 13108.

      B. Employee is willing to be employed by employer, and employer is willing to employ employee, on the terms and conditions hereinafter set forth. For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, employer and employee covenant and agree as follows:

1.  AGREEMENT TO EMPLOY AND BE EMPLOYED
Employer hereby employs employee Vice President/Exploration at the above-mentioned premises, and employee hereby accepts and agrees to such employment.

2. DESCRIPTION OF EMPLOYEE'S DUTIES
Subject to the supervision and pursuant to the orders, advice, and direction of employer, employee shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by employer. Employee shall additionally render such other and unrelated services and duties as may be assigned to him from time to time by employer.

3. MANNER OF PERFORMANCE OF EMPLOYEE'S DUTIES
Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of employer. Such duties shall be rendered at the abovementioned premises and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.

4. DURATION OF EMPLOYMENT
The term of employment shall be 2 years, commencing on September 1, 2011, and terminating August 31, 2013, subject, however, to prior termination as otherwise provided herein.

5. COMPENSATION; REIMBURSEMENT
Employer shall pay employee and employee agrees to accept from employer, in full payment for employee's services hereunder, compensation at the rate of $2,500.00 Dollars per month ($30,000) per annum, payable monthly. In addition to the foregoing, employer will reimburse employee for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the employer pursuant to employer's directions.

Employee will also be granted a $500 per month expense allowance to maintain an office at his place of residence. In addition to the foregoing, employer will reimburse employee for any and all necessary, customary and usual expenses incurred by him while traveling for and on behalf of the employer pursuant to employer’s directions.

6. EMPLOYEE'S LOYALTY TO EMPLOYER'S INTERESTS
Employee shall devote part time of his time, attention, knowledge, to the business and interests of employer and employer shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of employee.

7. NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS
Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of employer, including, without limitation, the names of any its customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of employer, its manner of operation, or its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of employer, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

8. OPTION TO TERMINATE -EMPLOYER
Not withstanding anything in this agreement to the contrary, employer is hereby given the option to terminate this agreement with 30 days notice to employee.  In the event employer elects to terminate the agreement employee shall be due a lump sum payment equal to 3 months salary.

9. OPTION TO TERMINATE -EMPLOYEE
Employee is hereby given the option to terminate this agreement with 30 days notice to employer.  In the event employee elects to terminate the agreement, employee shall only be due compensation through the date of termination.

10. DISCONTINUANCE OF BUSINESS AS TERMINATION OF EMPLOYMENT
Anything herein contained to the contrary notwithstanding, in the event that employer shall discontinue operations at the premises mentioned above, then this agreement shall cease and terminate as of the last day of the month in which operations cease with the same force and effect as if such last day of the month were originally set forth as the termination date hereof.

11. EMPLOYEE'S COMMITMENTS BINDING ON EMPLOYER ONLY ON WRITTEN CONSENT
Employee shall not have the right to make any contracts or other commitments for or on behalf of company without the written consent of board.

12. CONTRACT TERMS TO BE EXCLUSIVE
This written agreement contains the sole and entire agreement between the parties, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgment in entering into the agreement. The parties further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

13. WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING
No waiver or modification of this agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

14. CONTRACT GOVERNED BY LAW
This agreement and performance hereunder shall be construed in accordance with the laws of the State of New York.

15. BINDING EFFECT OF AGREEMENT
This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of September 1, 2011.

“Employer”	“Employee”
/s/ Carmen Joseph Carbona	/s/ Duncan Bain
By: Carmen Joseph Carbona, Chairman & CEO	By: Duncan Bain, an Individual